Exhibit 99.1

Oncocyte Announces Reduction in Force

IRVINE, Calif., April 12, 2023 (GLOBE NEWSWIRE) — Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company, today announced a reduction in force involving approximately 20% of its workforce, which management believes will extend Oncocyte’s cash runway in 2024.

“As part of our efforts to bring our cost structure in line with our kitted product strategy and to optimize our operational efficiency, we reduced our team by approximately 20%,” said Joshua Riggs, CEO. “Those impacted have always put patients first in everything they do. We are grateful for their dedication and service to the clinical community.”

About Oncocyte

Oncocyte is a precision diagnostics company. Oncocyte’s tests are designed to help provide clarity and confidence to physicians and their patients. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. VitaGraft™ is a blood-based solid organ transplantation monitoring test, and pipeline test DetermaCNI™ is blood-based monitoring tool for monitoring therapeutic efficacy.

DetermaIO™, DetermaCNI™, and VitaGraft™ are trademarks of Oncocyte Corporation

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the expectation that Oncocyte will be able to extend its cash runway in 2024, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Jesse Arno

(949) 409-6770

jarno@oncocyte.com